ROPER TECHNOLOGIES, INC.
2021 Incentive Plan

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to this Performance Share Unit Award Agreement (this “Award Agreement”), and subject to the terms and conditions herein and in the Roper Technologies, Inc. 2021 Incentive Plan (the “Plan”), Roper Technologies, Inc. (the “Company”) grants an Award of performance based Restricted Stock Units (“Performance Share Units” or “PSUs”) to the following identified Grantee with the following specified terms:
Summary of Award Terms:
Name of Grantee: _____________ (the “Grantee”)
Date of Grant: _______________ (the “Grant Date”)
Target Number of Performance Share Units: ________________ (the “Target PSUs”)
Performance Period: [________] – [________] (“Performance Period”)
Vesting Date: The vesting date of the PSUs is ___ (the “Vesting Date”), and the PSUs shall vest only upon the achievement of the applicable Performance Goals for the Performance Period. Depending on the actual achievement of Performance Goals, the Grantee may earn between 0% and [___]% of the Target PSUs.
Performance Goals: The number of PSUs earned by the Grantee after the end of the Performance Period, if any, will be determined by the Committee, in its sole but reasonable discretion, on or before the Settlement Date, based on the satisfaction of Performance Goals identified in Exhibit A to this Award Agreement. The date the Committee determines the satisfaction of the Performance Goals shall be referred to herein as the “Vesting Determination Date”.
Unless otherwise provided in this Award Agreement, Grantee must have Continuous Service as a Participant through the Vesting Determination Date to remain eligible for any rights or interests with respect to this Award.
Settlement Date of Award: The settlement date of the Award shall be as soon as practicable following the Vesting Date, but no later than seventy-four (74) days following the Vesting Date (the “Settlement Date”).
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Capitalized terms used in this Award Agreement (including Exhibit A hereto), unless otherwise defined, shall have the meanings set forth in the Plan.
By the Grantee’s electronic signature of this Award Agreement (including the Grantee’s acceptance of the terms set forth in Appendix A - Confidentiality, Intellectual Property, Noncompetition and Nonsolicitation Agreement), the Grantee and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement, all of which are made a part of this document. Notwithstanding any provision to the contrary set forth herein, the Shares shall be subject to recoupment by the Company (meaning returned to the Company) within thirty (30) days after written demand presented to the Grantee by the Company in the event that the enforceability of any obligation of the Grantee under Appendix A is challenged by the Grantee and found by a controlling adjudicatory authority (court, applicable government agency, or arbitrator) to be void or unenforceable in any part deemed material by the Company. The Shares and the Grantee’s commitments under Appendix A are mutually dependent elements of consideration in this Award Agreement. Accordingly, the recoupment rights provided to the Company hereunder shall be treated as the return of failed consideration. The rights granted to the Company above shall be in addition to, and are not to be applied in lieu of (or as a replacement in whole or in part for) any remedies that would otherwise be available to the Company for a breach of Appendix A or any other legal obligation the Grantee has to the Company in law or equity, including but not limited to recoverable damages, an order of specific performance, or injunctive relief.

1.Grant of Performance Share Units. The Company hereby grants this Award of PSUs, pursuant to which, subject to the terms and conditions of this Award Agreement and the Plan, the Company will pay to the Grantee on the Settlement Date one (1) Share as of the Settlement Date multiplied by the number of vested PSUs earned hereby, subject to applicable withholding for taxes.
2.Vesting. The Award is subject to the vesting terms set forth in the Summary of Award Terms above, except as may otherwise be provided in this Award Agreement or in the Plan. Any portion of the Award that does not vest for any reason shall automatically be cancelled and terminated and be of no further force and effect.
3.Forfeiture.
(a)If the Grantee has a termination of Continuous Service as a Participant prior to the end of the Performance Period for any reason, then except as provided in this Section 3 or in an employment agreement between the Company and the Grantee then in effect, the Grantee shall forfeit the Award, and shall have no further rights or interest with respect to, any of the PSUs granted hereby, with automatic and immediate effect as of the termination of Continuous Service as a Participant. Notwithstanding the foregoing, if the Grantee’s employment

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is terminated due to the Grantee’s death or Disability, the Grantee will vest one hundred percent (100%) in the Target PSUs which shall be settled in whole Shares, rounded down to the nearest whole Share, as soon as administratively practicable following the Grantee’s termination of Continuous Service as a Participant due to death or Disability but in no event later than seventy-four (74) days following the end of the calendar year in which such termination of Continuous Service as a Participant occurs.
(b)The Award, and the Committee’s determination of the satisfaction of Performances Goals, shall be subject to adjustment by the Committee (i) as provided in the Plan, and (ii) in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, if the Committee determines that such adjustments are appropriate or necessary.
4.Change in Control. In the event of a Change in Control, the Award shall be subject to the provisions of Section 13.7 of the Plan.
5.Settlement of Award. On the Settlement Date, the Company will, in full satisfaction of the PSUs granted hereby, pay to the Grantee the amount owed, as determined by the Committee based upon the Committee’s determination of achievement of the Performance Goals, in whole Shares, rounded down to the nearest whole Share.
(a)Notwithstanding anything herein to the contrary, no transfer of Shares shall become effective until the Company determines that such transfer, issuance, and delivery is in compliance with all applicable, laws, regulations of governmental authority, and the requirements of any securities exchange on which Shares may be traded.
(b)The Committee may, as a condition to the issuance of Shares, require the Grantee to make covenants and representations and/or enter into agreements with the Company to reflect the Grantee’s rights and obligations as a stockholder of the Company and any limitations and restrictions on such Shares.
(c)The transfer of Shares pursuant to this Award Agreement shall be effectuated by an appropriate entry on the books of the Company, the issuance of certificates representing such shares (bearing such legends as the Committee deems necessary or desirable), the transfer of shares to a brokerage account in the name of the Grantee, and/or other appropriate means as determined by the Committee.
(d)Unless and until any Shares are issued in settlement of the Award on the Settlement Date, the Award shall not confer to the Grantee any rights or status as a stockholder of the Company.

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(e)If during the Performance Period and prior to the Settlement Date the Company pays cash dividends on the Company’s outstanding shares of Stock, dividend equivalents shall be credited to the account of the Grantee equal to the amount of dividends that would have been payable had the corresponding PSUs been outstanding Shares. Such dividend equivalents shall vest in the same percentage, if any, as the PSUs vest and be settled in the form of cash on the Settlement Date.
6.Withholding. The Grantee shall surrender to the Company, for no consideration, the portion of any Shares that become vested under this Award Agreement whose aggregate Fair Market Value is sufficient to satisfy federal, state, and local withholding tax requirements.
7.No Assignment or Transfer. The Award granted hereunder may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. No transfer by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof along with such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Grantee and to be bound by the acknowledgements made by the Grantee in connection with the grant.
8.Grantee Representations. By accepting the Award, the Grantee represents and acknowledges the following:
(a)The Grantee has received a copy of the Plan, has reviewed the Plan and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent legal counsel prior to accepting the Award.
(b)The Grantee has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting the Award and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Award, including the grant, vesting, settlement, or conversion of the Award.
(c)The Grantee understands that neither the grant of this Award nor the Grantee’s participation in the Plan confers any right to continue in the service of the Company or any Affiliate or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company or any Affiliate except as otherwise specifically provided in such other plan.

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(d)The Grantee consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data by the Company, any Affiliate, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Award and Grantee’s participation in the Plan. The Grantee agrees to promptly notify the Committee of any changes in the Grantee’s name, address, or contact information during the entire period of Plan participation.
(e)Notwithstanding anything in this Award Agreement to the contrary or any other agreement to the contrary, the Grantee further agrees that (i) the Grantee is not entitled to, and has no rights to, future Awards, (ii) any rights of the Grantee to future Awards shall be in the sole discretion of the Company, (iii) the Company may discontinue the granting of future Awards at any time, without notice and without the Grantee’s consent, (iv) the Award is discretionary on behalf of the Company and is not related to the salary or any other contractual benefits granted to the Grantee by the Company or any Affiliate, and therefore, any benefits derived from the Award will not under any circumstances be considered as an integral part of the Grantee’s compensation, (v) the value of the Award will not be considered at any time for purposes of any severance calculations associated with the Grantee, and (vi) the Grantee understands and agrees that any modification to this Award shall not constitute a change or impairment of the terms and conditions of his or her employment with the Company or any Affiliate.
9.Adjustments. If there is a change in the outstanding Shares due to a stock dividend, split, or consolidation, or a recapitalization, corporate change, corporate transaction, or other similar event relating to the Company, the Committee may adjust the number of Target PSUs subject to the Award in accordance with Article 14 of the Plan.
10.Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties.
11.Section 409A. It is intended that this Award Agreement is exempt from Code Section 409A and the interpretive guidance thereunder (“Section 409A”), and this Award Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. The provisions of Section 16.4 of the Plan are incorporated by reference herein.
12.Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the heirs of the Grantee or distributees of the Grantee’s estate and any successor to the Company.

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13.Governing Law; Severability.
(a)Governing Law. This Award Agreement shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.
(b)Severability. Any determination by a court of competent jurisdiction or relevant governmental authority that any provision or part of a provision in this Award Agreement is unlawful or invalid shall not serve to invalidate any portion of this Award Agreement not found to be unlawful or invalid, and any provision or part of a provision found to be unlawful or invalid shall be construed in a manner that will give effect to the terms of such provision or part of a provision to the fullest extent possible while remaining lawful and valid.
14.Acknowledgment of Receipt and Acceptance. By signing below (or acceptance by other means, including by electronic signature), the undersigned acknowledges receipt and acceptance of the Award, agrees to the representations made in the Award, and indicates his/her intention to be bound by this Award Agreement and the terms of the Plan.

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EXHIBIT A
TO
PERFORMANCE SHARE UNIT AWARD AGREEMENT
Performance Goals

General. Vesting of the Target PSUs will be determined as follows: 50% of the vesting of the Target PSUs will be determined with reference to the two-year adjusted net earnings compound annual growth rate (“Tranche 1”) and 50% of the vesting of the Target PSUs will be determined with reference to the three-year adjusted net earnings compound annual growth rate (“Tranche 2”). Tranche 2 is subject to adjustment based on a relative total shareholder return measure as set forth below.

Tranche 1 Vesting (50% of the Target PSUs): The Target PSUs that shall become eligible to vest will be based on the Company’s two-year adjusted net earnings compound annual growth rate (as defined below) for the two-year period beginning January 1, 20XX and ending at the close of business on December 31, 20XX (the “Two-Year Performance Period”). No portion of the Tranche 1 Target PSUs shall become eligible to vest if the Committee determines that the Company’s two-year adjusted net earnings compound annual growth rate for the Two-Year Performance Period is less than XX%. If the Committee determines that the Company’s two-year adjusted net earnings compound annual growth rate for the Two-Year Performance Period is greater than or equal to XX%, the percentage of the Tranche 1 Target PSUs that shall become eligible to vest will equal the Vested Percentage (as defined in the table below).

Roper Adjusted Net Earnings Compound Annual Growth Rate for Two-Year Performance Period	Vested Percentage
XX%	XX%
XX%-XX%	XX%
XX%	XX%
XX% or greater	XX%

With respect to Tranche 1, if the Company’s adjusted net earnings compound annual growth rate is less than XX% but greater than XX%, or less than XX% but greater than XX%, or less than XX% but at least XX% or greater, the Vested Percentage will be interpolated on a straight-line basis between the respective levels. No interpolation shall be applied if the Company’s adjusted net earnings compound annual growth rate is between XX% and XX%, in which case the Vested Percentage shall be XX%.

Tranche 2 Vesting (50% of the Target PSUs). The Target PSUs that shall become eligible to vest will be based on the Company’s three-year adjusted net earnings compound annual growth rate (as defined below) for the three-year period beginning January 1, 20XX and ending at the close of business on December 31, 20XX (the “Three-Year Performance Period”). No portion of the Tranche 2 Target PSUs shall become eligible to vest if the Committee determines that the Company’s three-year adjusted net earnings compound annual growth rate for the Three-Year

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Performance Period is less than XX%. If the Committee determines that the Company’s three-year adjusted net earnings compound annual growth rate for the Three-Year Performance Period is greater than or equal to XX%, the percentage of the Target PSUs that shall become eligible to vest will equal the Vested Percentage (as defined in the table below).

Roper Adjusted Net Earnings Compound Annual Growth Rate for Three-Year Performance Period	Vested Percentage
XX%	XX%
XX%-XX%	XX%
XX%	XX%
XX% or greater	XX%

With respect to Tranche 2, if the Company’s adjusted net earnings compound annual growth rate is less than XX% but greater than XX%, or less than XX% but greater than XX%, or less than XX% but at least XX% or greater, the Vested Percentage will be interpolated on a straight-line basis between the respective levels. No interpolation shall be applied if the Company’s adjusted net earnings compound annual growth rate is between XX% and XX%, in which case the Vested Percentage shall be XX%.

Adjusted Net Earnings Compound Annual Growth Rate shall mean the compound annual growth rate of the Company’s adjusted net earnings for the applicable Performance Period using the Company’s 20XX adjusted net earnings of $XXXX million as the base line. The Company’s adjusted net earnings is net earnings from continuing operations increased or reduced to eliminate the effects of extraordinary items, accounting changes, financial impacts associated with minority investments, gains or losses from dispositions and associated income taxes, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses on completed acquisitions, acquisition-related intangible amortization, litigation settlements, litigation judgments, reorganization and restructuring programs, and non-recurring or special items, and shall be calculated consistent with the manner in which the Company’s adjusted net earnings (or if such are not reported, then the reporting of the Company’s adjusted diluted net earnings per share) are reported in the Company’s quarterly earnings releases for the Two-Year Performance Period and the Three-Year Performance Period (as applicable).

Total Shareholder Return (TSR) Modifier. The total number of PSUs that may ultimately vest will be modified by the TSR Modifier Percentage as set forth in the following table:

Roper TSR Percentile Ranking (S&P 500) for the Three-Year Performance Period	TSR Modifier Percentage
Below or equal to the XXth percentile	-XX%
The XXth percentile	0% (no modification)
Above or equal to the XXth percentile	+XX%

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In connection with the vesting of Tranche 2, the TSR Modifier Percentage shall be applied to the number of shares vested for Tranche 1 and the number of shares to be vested for Tranche 2 to determine the adjustment to the number of shares to vest for Tranche 2 (either as an increase or decrease) pursuant to the application of the TSR Modifier Percentage. In the event of an adjustment that decreases the number of shares to vest, such shares shall reduce the number of shares vesting in connection with the vesting of Tranche 2. In the event of an adjustment that increases the number of shares to vest, such shares shall increase the number of shares vesting in connection with the vesting of Tranche 2. Any additional shares vested as a result of the application of the TSR Modifier Percentage shall be subject to the Vesting Cap (as defined below).

If the TSR Percentile Ranking is less than the XXth percentile but greater than the XXth percentile, or less than the XXth percentile but greater than the XXth percentile, the TSR Modifier Percentage will be interpolated on a straight-line basis between the respective levels.

Vesting Cap. In no event shall the Vested Percentage exceed XX% of the sum of the Target PSUs for Tranche 1 and Tranche 2.

Definitions relevant to the calculation of the TSR Modifier Percentage are as follows:

Closing Price means the weighted average closing price of a share of a company’s stock for the continuous fifteen trading days ending on the last trading day of the Performance Period.

Opening Price means the weighted average closing price of a share of a company’s stock ending for the continuous fifteen trading days preceding the first day of the Performance Period. The Opening Price shall be adjusted for stock splits and reverse stock splits that occur during the Performance Period.

S&P 500 means the companies constituting the Standard & Poor’s 500 Index as of the beginning of the Performance Period. Any component company of the Standard & Poor’s 500 Index that is acquired, taken private, delisted, liquidated, or no longer publicly traded due to filing for bankruptcy protection at any time during the Performance Period will be eliminated from the S&P 500 for the entire Performance Period. There will be no adjustments to the S&P 500 to account for any other changes to the Standard & Poor’s 500 Index during the Performance Period.

TSR means the total shareholder return during the Performance Period, which will be calculated as the (i) Closing Price minus Opening Price plus cumulative dividends, divided by (ii) Opening Price. No adjustments to TSR shall be made for stock issuances or stock buybacks during the Performance Period, except for those undertaken by the Company, in which case any adjustments shall be at the reasonable discretion of the Committee. Each S&P 500 company’s TSR shall be calculated in the local currency to eliminate foreign exchange fluctuations.

Other Terms and Conditions. All vesting referenced above is contingent on a determination by the Committee that the Performance Goals for the Performance Period have been satisfied.

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APPENDIX A TO
PERFORMANCE SHARE UNIT AWARD AGREEMENT

CONFIDENTIALITY, INTELLECTUAL PROPERTY,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (“Agreement”) is by and between Roper Technologies, Inc. and the Participant.
WHEREAS, Roper Technologies, Inc.’s grant of performance based Restricted Stock Units with a grant date specified in the Performance Share Unit Award Agreement (“Grant Date”), is conditioned upon my execution of this Agreement, in consideration of Roper Technologies, Inc.’s grant of such performance based Restricted Stock Units and the mutual promises contained in this Agreement, Roper Technologies, Inc. and I agree to the following terms and conditions:
1.    Position of Trust. As used herein: “Company” means Roper Technologies, Inc., and any Affiliate that I am transferred to, am entrusted with Confidential Information about, or am required to provide services to in the course of my employment or services. “Affiliate” is any corporation, entity or organization that Roper Technologies, Inc. owns a controlling interest in or that is under common ownership and control with Roper Technologies, Inc. I acknowledge that I am being placed in a position of special trust and confidence. I understand that the Company has spent and will continue to spend substantial time and money developing its technologies, products and services and training its employees on its technologies, products and services. The Company also has dedicated its time and resources developing and maintaining relationships with existing and potential customers, clients, referral sources and vendors. Through my position, the Company will provide me with one or more of the following: (a) Confidential Information; (b) authorization to develop and expand relationships with customers, prospective customers, and others involved in the Company’s business that are key to the development of goodwill for the Company; and/or (c) specialized training related to the Company’s business and customers. I understand that the Company will provide me with one or more of these items in reliance upon my promise to abide by all of the restrictions in this Agreement. I agree that the business in which the Company is engaged is extremely competitive and that through my employment with the Company I have received and had access to and will receive and have access to Confidential Information (as defined below), customer contact, and proprietary materials related to the Company’s business that would give me an unfair competitive advantage in competition against the Company if not subject to restrictions provided for in this Agreement.
2.    Nondisclosure Obligation. I agree not to engage in any unauthorized use or disclosure of Confidential Information and to limit my use of such information to purposes that further the Company’s business interests consistent with my assigned job duties. As used herein, “Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible) related to the Company’s business that Company has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) Company’s business plans and analysis, customer and prospective customer lists,

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marketing plans and strategies, research and development data, buying practices, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, clients and acquisition targets) that such third parties provide to Company in confidence. Confidential Information will remain protected under this Agreement if made public by improper means (such as an unauthorized disclosure by me or another person). I understand and agree that the obligations of this paragraph shall continue to apply after the termination of my employment. Nothing herein prohibits a disclosure of information that is compelled by law; provided, however, that to the extent allowed by law, if I am compelled to disclose Confidential Information I will give Company as much advance written notice as possible under the circumstances and will cooperate with Company in any legal action undertaken to protect the confidentiality of the information. Nothing in this Agreement is intended or shall be construed to prohibit or discourage me from reporting of, or opposition to, an illegal act, or as limiting or impeding the right of a non-managerial and non-supervisory employee who is covered by the National Labor Relations Act (the “Act”) from using or sharing information about terms and conditions of employment (such as wages, hours, or working conditions) for purposes that are protected under Section 7 of the Act (such as organization or collective bargaining).
3.    Intellectual Property Obligations. I understand that I am expected, through my position with the Company, to use my creative and inventive capacities to assist the Company. I agree that during my employment I will promptly disclose to the Company any Intellectual Property that I create, conceive, or contribute to. “Intellectual Property” means any item that would qualify as an Invention or Copyrightable Work. “Copyrightable Works” means all original works of authorship that I prepare, alone or with others, within the scope of my employment with Company or that relate to a line of business that Company is engaged in or may reasonably be anticipated to engage in, including, but not limited to, reports, computer programs, mask works, drawings, designs, documentation and publications. “Inventions” means all intellectual property, inventions, designs, discoveries, innovations, ideas, know-how and/or improvements, whether patentable or not, and whether made by me alone or jointly with others, which (a) relate to the existing or foreseeable business interests of Company, (b) relate to Company’s actual or anticipated research or development, (c) were developed or discovered with the assistance of Company tools, equipment, personnel or other resources, or (d) are suggested by, related to or results from any task assigned to me, Confidential Information provided to me, or work performed by me for or on behalf of the Company.
3.1    Ownership of Intellectual Property. I agree that all Inventions are and will remain the sole and exclusive property of Company. I do hereby grant and assign all of my right(s), title and interest in and to any and all Inventions, inclusive of all moral rights and rights of control of any kind, to the Company. I recognize that all Copyrightable Works shall to the fullest extent permissible be considered “works made for hire” in the United States as defined in the U.S. Copyright Laws and in any other country adhering to the “works made for hire” or similar notion. All such Copyrightable Works shall from the time of creation be owned solely and exclusively by Company throughout the world. If any Copyrightable Works or portion thereof shall not be legally qualified as a work made for hire in the United States or elsewhere, or shall subsequently be held to not be a work made for hire, I do hereby grant and assign all of my right(s) (inclusive of all moral rights and rights of control of any kind), title and

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interest in and to any and all Copyrightable Works, and all registered and applied for copyrights therein, to the Company.
3.2    Cooperation Obligation. When requested to do so by Company, either during or subsequent to my employment with Company, I will (a) execute all documents requested by Company for the vesting in Company of the entire right, title and interest in and to the Inventions, Confidential Information and Copyrightable Works, and all patent application filed and issuing on the Inventions; (b) execute all documents requested by Company for filing and obtaining of patents or copyrights; and (c) provide assistance that Company reasonably requires to protect its right, title and interest in the Inventions, Confidential Information and Copyrightable Works, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Inventions, Confidential Information and Copyrightable Works. The Company shall have full control over all applications for patents or other legal protection of these Inventions and Copyrightable Works. The Company is not obligated to use or exploit these Inventions or Copyrightable Works or attribute them to me. In the event that there is any invention, copyrightable work, idea, discovery, development, or other intellectual property that I own or in which I have an interest that is not owned by the Company pursuant to the above terms, and such intellectual property is incorporated into any product or service of the Company, then I hereby grant to the Company and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to any such item that is so incorporated, including all rights to make, use, sell, reproduce, display, modify, or distribute the item.
4.    Nonsolicitation and Noncompete Obligations. As used herein, the following definitions shall apply: “Conflicting Product or Service” means any product or service of any person or organization other than Company that competes with a product or service of the Company, whether in existence or under development, that I had involvement with or received Confidential Information about during the Look Back Period. The “X Look Back Period” refers to the last two (2) years of my employment with Company or such lesser period as I may have been employed with the Company and the “Y Look Back Period” refers to the last twelve (12) months of my employment with the Company or such lesser period as I may have been employed with the Company. “Conflicting Organization” means any person or organization which is engaged in or planning to become engaged in development, production, marketing, or selling of a Conflicting Product or Service. “Covered Customer” is a Company customer (person or entity) that I, or persons under my supervision or management, had business-related contact or dealings with on behalf of the Company in the Y Look Back Period. A customer is understood to include persons or entities that the Company is doing business with (as reflected by any sales or services provided to that person in the preceding two (2) year period) and those with whom the Company has a reasonable expectation of doing business based upon proposals or other business-related contact engaged in with the person or entity in the six (6) month period preceding the termination of my employment with the Company. “Assigned Territory” is the geographic area, by state, county, or other recognized geographic boundary that is assigned to me as a limitation on where I am to do business for the Company if my responsibilities for the Company are limited to, or confined to a specific geographic territory. The Company does business throughout the United States and worldwide in all other countries where it can lawfully do business. Accordingly, if I am not provided a more limited territory assignment, then the Assigned Territory applicable to me shall be understood to be the state(s)

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where I am employed and provide services, the United States, and the other countries throughout the world where the Company marketed products or services that I had involvement with, during the Y Look Back Period. To “solicit” refers to any intentional communication or conduct that encourages or induces action in another party or is likely to do so, without regard for which party first initiated contact or communication, and without regard to whether the communication or conduct was in response to an inquiry or request. The date or event of “termination of employment” refers to the end of employment regardless of which party ends the employment relationship, why the relationship is ended, or how the relationship is ended (resignation, dismissal, lay off, end of fixed employment term, or otherwise).
4.1    Non-Compete. During my employment with Company, I will avoid competing with the Company or providing unauthorized assistance to a Conflicting Organization. In order to protect the Company’s trade secrets and other business interests invested in me, for a period of twenty-four (24) months after the termination of my employment with Company, I will not, to the extent permitted by applicable law, engage in any “Competing Activities” within my Assigned Territory. “Competing Activities” are any activities or services for a Conflicting Organization (as an employee, consultant, contractor, officer, owner, director, or otherwise) that (a) involve performing, supervising, or managing services that are the same as or similar in function or purpose to those I performed, supervised, or managed for the Company in the X Look Back Period, (b) involve a Conflicting Product or Service, or (c) would be likely to involve the use of Confidential Information. Notwithstanding the foregoing, I may accept employment with a Conflicting Organization whose business is diversified and which is, as to that part of its business in which I accept employment, not a Conflicting Organization if prior to acceptance I provide the Company written notice of the position I am taking and provide written assurances satisfactory to Company that the position will not involve a Conflicting Product or Service or involve use of Confidential Information.
4.2    Nonsolicitation of Customers. In order to protect the Company’s trade secrets and other legitimate business interests, during my employment with Company and for twenty-four (24) months after the termination of my employment for any reason, I will not, in person or through the direction or control of others, knowingly solicit business from, contact or communicate with a Covered Customer for the purpose of (a) selling or servicing a Conflicting Product or Service, or (b) diverting a business opportunity away from the Company. The foregoing is understood to be reasonably limited by geography to the locations where the Covered Customer does business and is available for contact. If a geographic limitation is required under applicable law or if at the time of the termination of my employment my primary area of responsibility is limited to the sale or provision of products or services within one or more Assigned Territories (applicable to myself or individuals I manage or supervise), then the post-employment restrictions set forth herein shall include and be limited to those Assigned Territory(s) applicable to me during the Y Look Back Period.
4.3    Nonsolicitation of Employees and Sales Representatives. During my employment with the Company, and for a period of twenty-four (24) months after the termination of my employment, I will not solicit or communicate with, in person or through others, an employee or individual sales representative of the Company that I worked with or became familiar with as a result of my association with the Company, for the purpose of inducing or encouraging such person to end his or her relationship

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with the Company or to provide services to a Conflicting Organization. Nothing in this Section 4.3 is intended to prohibit general advertising to fill an opening in a publication directed to the public at large (such as a “want ad” in a newspaper) (and any subsequent hiring as a result thereof) so long as it does not target the Company’s employees or representatives.
5.    Additional Terms, Conditions, and Representations.
5.1    No Violation of Agreements with Prior Employers. I am under no contractual obligations with a prior employer or other party that would prohibit me from being employed with the Company or from performing the duties of the position I am being or have been hired to perform. I agree that I will not disclose to the Company or use for the Company’s benefit any information that to my knowledge is proprietary or confidential to any of my prior employers, without proper consent from the prior employer, if I am in possession of any such information.
5.2     At-Will Employment. I understand that this Agreement does not obligate me to remain employed by the Company nor does it confer upon me the right to continued employment by the Company. Except to the extent that I have entered into a written employment agreement with the Company which governs my employment relationship with the Company, the Company and I each have the right to terminate the employment relationship at any time, for any or no reason, with or without notice and with or without cause.
5.3    Provisions are Reasonable. I acknowledge and agree that it is reasonable and necessary for the protection of the goodwill and continued business of Company that I abide by the covenants and agreements contained in this Agreement during and following my employment with Company and that Company will suffer irreparable injury, loss, harm and damage if I engage in conduct prohibited in this Agreement. My experience and abilities are such that compliance with this Agreement will not cause any undue hardship or unreasonable restriction on my ability to earn a livelihood and that the restrictions on my activities during and after employment do not prevent me from using skills in any business or activity that is not in competition with Company. Nothing in this Agreement shall be construed to limit or reduce any common law or statutory duty I would otherwise owe to Company absent this Agreement, including but not limited to my duty of loyalty and fiduciary duty as an employee placed in a special position of trust; nor shall this Agreement limit or eliminate any remedies available to the Company for a violation of such duties.
5.4    Notifications Related to New Employment. I acknowledge that I will have the responsibility to inform any prospective employer of this Agreement and its restrictions prior to accepting employment with such employer. The Company and I are both entitled to express our opinions to others about the applicability of this Agreement to third parties. While I reserve the right to communicate my disagreement with such an opinion if I disagree, I recognize the Company’s legitimate business interest in expressing its opinion to a third party (such as, but not limited to, a prospective employer or a customer of the Company) and consent to it doing so if it believes such is necessary.

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5.5    Special Remedies. I recognize that any breach by me of this Agreement will cause the Company irreparable harm that cannot be compensated adequately by an award of monetary damages. I agree that the Company may seek and obtain injunctive relief in addition to damages the Company may recover at law. If I violate one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day I am found to be in violation of it, up to a maximum extension of time equal in length to the original period of restriction, so as to give the Company the benefit of a period of forbearance by me that is equal to the original length of time provided for. All remedies for enforcement of this Agreement shall be cumulative and not exclusive. If a legal action becomes necessary for the Company to enforce this Agreement, the Company shall have the right to recover the reasonable attorneys’ fees and costs it incurs as a result of such action in the event it prevails in any such action.
5.6    Governing Law and Venue. In order to maintain uniformity in the interpretation of this Agreement across the Company’s operations in many different states, the parties have expressly agreed that this Agreement, the parties’ performance hereunder and the relationship between them shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of law rules or limitations of Delaware or any other state that may otherwise apply. Any legal action arising from this Agreement shall be brought in the State of Florida or in the state where I was last employed for the Company (based on the office or location I was assigned to by the Company for reporting purposes) or in the state where the Company is headquartered, and I consent to the personal jurisdiction of the courts in such locations over me and waive any and all objections to the contrary.
5.7    Survival. To the extent any portion of this Agreement or any portion of any provision of this Agreement is held to be invalid or unenforceable within a particular jurisdiction, such provision shall be construed by limiting and reducing it so as to contain the maximum restrictions permitted by applicable law within that jurisdiction. All remaining provisions of this Agreement, and/or portions thereof, shall remain in full force and effect and the enforceability of the Agreement outside the jurisdiction at issue shall not be affected. Except where otherwise prohibited by applicable law, all of the restrictive covenants in this Agreement, shall be construed as agreements independent of one another and any other provision of this Agreement and shall survive the termination of this Agreement and my employment with the Company; and, the existence of any claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such provisions.
5.8    Integration. I agree and acknowledge that this Agreement supersedes prior agreements between me and the Company with respect to the subject matter addressed in this Agreement. Notwithstanding the foregoing, in the event that this Agreement is found to be unenforceable by a court of law, then any prior agreement between the parties protecting the Company’s legitimate business interests (a “Prior Agreement”) may resume effect at the election of the Company; provided, however, that (a) the Company must make such election within ten (10) business days of such ruling of unenforceability becoming final, and (b) no post-employment conduct by me shall be deemed to have been in violation of a post-employment restriction in the Prior Agreement prior to the Company electing to resume the Prior Agreement and communicating such election to me in writing.

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5.9    Waiver or Modification / Assignability. Neither this Agreement, nor any term or provision hereof, may be waived or modified in whole or in part by either party without the party that holds the right to enforce such provision expressly waiving the right to enforce such provision in writing. In the event of such a waiver from the Company, the Company’s waiver must be in writing from an officer of Roper Technologies, Inc. expressly stating that it is intended to operate as a waiver or modification of this Agreement. This Agreement shall inure to the benefit of the Company, without the need for any further action by me. I understand that the Company is the intended beneficiary of this Agreement, and that any one or more of same with a material interest in my compliance with this Agreement may enforce this Agreement. I agree that this Agreement is assignable by the Company. I hereby consent and agree to assignment by the Company of this Agreement and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition consummated by the Company relating to all or part of its assets.
5.10    Transfer or Renewal of Employment. This Agreement will be deemed to continue during any periods of renewal of my employment, including, but not limited to, periods of employment following promotions or transfers, or during any subsequent re-employment by the Company.
Nothing in this Agreement prohibits the Participant from reporting an event that the Participant reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. The Participant is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

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